EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by John A. Dul and Anixter Inc. (“Anixter”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, you and Anixter agree as follows:

1.       Your employment with Anixter was terminated effective December 8, 2011 (“Termination Date”).

2.       Anixter provided you with a final paycheck for employment through and including the Termination Date. Anixter paid you any accrued but unused vacation days as of the Termination Date. Your vested benefits under Anixter’s retirement and 401(k) plans shall be as set forth in the respective plan documents, and any eligibility to participate in these plans cease as of the Termination Date. All benefits not specifically set forth herein cease as of your Termination Date except that any vested benefit you are entitled to under any plan will be paid in accordance with its terms.

3.       As consideration for your promises in this Agreement, Anixter will provide:

a.       An amount equivalent to your regular salary of $350,000 per annum (less applicable taxes and withholdings), on normal pay dates, for the period commencing on December 9, 2011 and terminating December 9, 2013. As a result of the passage of time in the negotiation of this Agreement, Anixter shall have five (5) business days from the Effective Date of this Agreement to make any catch-up payments for amounts due hereunder.

b.       Within five (5) business days following the Effective Date, to the extent not already paid, a check in the amount of $236,250 (subject to any applicable taxes and withholdings), representing any bonus actually earned by you for the 2011 plan year under the terms of Anixter bonus plan. For purpose of calculating this bonus, you have been credited with a 1.0 multiplier on the personal objectives portion of the plan, while the financial portion of the plan has been based on actual Anixter results for the 2011 plan year.

c.       Upon execution of this Agreement, and provided that you do not revoke said Agreement, Anixter agrees to reinstate your health care benefits for a period equal to the lesser of eighteen (18) months after the Termination Date, or until you obtain comparable coverage from a new employer, subject to the terms and conditions of the health care benefit plans. You will continue to be responsible for the employee contributions to the premiums and which shall be deducted from the payments Anixter makes to you pursuant to Section 3(a). The difference between the cost of continuation of this health plan coverage that you would have been required to pay under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA), and the amount you actually pay under this Section 3(c) will be considered imputed income to you, and you will be responsible for the payment of income tax due as a result of such imputed income. Anixter shall reimburse you any amount paid in taxes necessary so that you receive continued health plan benefits on the same after-tax basis as would be the case if you were an active employee on a date no later than the last day of the year in which you remit the related taxes. The parties understand that only health care benefits will be retroactive and not any other type of benefits. The preceding continuation of health care coverage provided under this Section 3(c) will not count toward continuation coverage under COBRA and you will be eligible for any such available COBRA continuation coverage after continuing health care coverage provided hereunder terminates.

d.       Anixter agrees to provide you with an agreed upon letter of reference from Bob Eck in the form attached hereto as Exhibit A.

e.       In further consideration for your promises in this Agreement, for a period effective December 8, 2011 through December 7, 2012 (the “Consulting Period”), you are hereby retained by Anixter, and hereby accept such retention, as a general advisor and consultant to Anixter to provide advice and counsel in the sole discretion of Anixter, on the terms in this Paragraph 3(e).

(i)       During the Consulting Period, you will be an independent contractor and not an Anixter employee.

(ii)       You will be reasonably available in providing such services taking into account your other obligations and the position you may have with another employer.

(iii)       You acknowledge that, during the course of your services to Anixter, you will have access to and contact with certain confidential information, including personnel information relating to Anixter’s employees, financial records, operational and other plans, trade secrets, “know how,” privileged information and advice from Anixter’s outside counsel, as well as other information that Anixter considers to be confidential, proprietary and/or privileged (“Confidential Information”). Except as may be required in response to a lawful subpoena or as otherwise required by a court or government agency, of which you would provide Anixter at least ten (10) days written notice thereof, you shall not at any time, directly or indirectly, use or disclose, make known, divulge, reveal or furnish to any person, business, firm, corporation, partnership or other entity, any Confidential Information without the consent of Anixter.

f.       Provided you abide by the provisions of this Agreement, your unvested Restricted Stock Units vesting on March 1, 2012 and Stock Options to purchase AXE Common Stock vesting on March 1, 2012 shall be deemed fully vested in consideration of your performance of consulting services during the Consulting Period, and such stock options may be exercised until December 7, 2012.

g.       Outplacement services for the period commencing on the Effective Date of this Agreement and terminating on the earlier of (a) June 19, 2013, or (b) the date you obtain new employment.

The payments and benefits provided in this Paragraph 3 represent money and benefits over and above that to which you otherwise would be entitled, would not have been provided had you not signed this Agreement, and are in exchange for the signing of this Agreement.

4.       You release, waive and forever discharge, for yourself and your dependents, successors, assigns, heirs, executors and administrators (and your and their legal representatives of every kind), Anixter and any of its attorneys, employees (including but not limited to Robert Eck, Theodore Dosch, Rod Smith, and each individual member of the Legal Department), agents, officers, directors, successors, assigns, parent companies, subsidiaries, divisions or affiliated companies (hereinafter, the “Anixter Released Parties”) from any and all claims, lawsuits or grievances of whatsoever kind, arising at or before the execution of this Agreement, against Anixter whether based on statute, common law, rule or regulation, whether in law or in equity, whether liquidated or unliquidated, including but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Adjustment Act of 1974, as amended, applicable Worker’s Compensation Act, and/or any other local, state or federal law; provided, however, that nothing herein shall release or preclude any claims that arise after execution of this Release, that cannot be waived by operation of law or any right to file a charge with or participate in an investigation conducted by the United States Equal Employment Opportunity Commission or the National Labor Relations Board, but you agree to forfeit any monetary recovery or other relief should the EEOC, NLRB, or any other agency pursue claims on your behalf.

5.       You further represent and warrant that to your knowledge (i) no other person or entity has any interest or assignment in claims or causes of action, if any, you may have against any of the Anixter Released Parties and which you now release in their entirety, (ii) there has been no act, event, or omission by any of the Anixter Released Parties which is unlawful or violates any governmental rule or regulation, (iii) you have not committed, during your employment, any act which is unlawful or which violates any governmental rule or regulation, (iv) you have not been requested by or requested any of the Anixter Released Parties to commit any unlawful act or violate any governmental rule or regulation, (v) neither you nor any other person employed by or contracting with any of the Anixter Released Parties has been subjected to any adverse action because any such person refused to commit any unlawful act or violate any governmental rule or regulation and (vi) you have not improperly used or pledged any assets of the Anixter Released Parties without authority, or engaged in any conduct which would constitute a conflict of interest with any of the Anixter Released Parties.

6.       You understand that Anixter does not admit any violation of law or contract, and this Agreement does not constitute any admission of liability or responsibility.

7.       You agree that you will keep this Agreement and all matters contained therein absolutely confidential and will not discuss them with anyone outside of your immediate family or your legal or tax advisors, or cause them to be made public through any oral or written communication.

8.       You agree that you have maintained and will continue to maintain Anixter’s confidential, proprietary and/or trade secret information confidential.

9.       You agree that you fully understand your right to discuss all aspects of this Agreement with your attorney, that Anixter encourages you to consult with legal counsel, that you have carefully read and fully understand all the provisions of this Agreement, and that you are knowingly and voluntarily entering into this Agreement. You understand that you have up to twenty-one (21) days after receipt of this Agreement to accept the severance package and sign this Agreement. You also understand that this Agreement does not take effect for seven (7) days after you sign it and may be revoked by you during that time period (“Revocation Period”). If you want to revoke this Agreement, you must deliver a written revocation to Rod Smith, Vice President, Human Resources, Anixter, Inc., 2301 Patriot Boulevard, Glenview, IL 60026, no later than seven (7) days after signing the Agreement. You acknowledge that your waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 and that the payments and benefits provided in the Agreement represent money and benefits over and above that to which you otherwise would be entitled, would not have been provided had you not signed this Agreement, and are in exchange for the signing of this Agreement.

10.       This Agreement shall not become effective in any respect until the Revocation Period has expired without notice of revocation. In the absence of your revocation of this Agreement, the eighth day after your signing of this Agreement shall be the “Effective Date” of this Agreement.

11.       You agree not to make any disparaging or negative comments to any person or party regarding Anixter or any of the Anixter Released Parties, including but not limited to Robert Eck, Theodore Dosch, Rod Smith, the Board of Directors, and each individual member of the Legal Department, except as may be required in offering truthful testimony in any legal proceeding. In response to any inquiries, you agree to state only that: “I left Anixter for personal reasons.” In response to any employment verification requests by third parties directed to the human resources department at Anixter, Anixter agrees to provide a neutral reference consisting of only your name, position and dates of employment. Anixter shall cause Robert Eck, Theodore Dosch and members of its legal department not to make any disparaging or negative comments to any third party regarding you, except as may be required in offering truthful testimony in any legal proceeding.

12.       To the extent that any portion of this Agreement may be held to be invalid or legally unenforceable by a court of competent jurisdiction, you and Anixter agree that the remaining portions of the relevant paragraph and this Agreement shall not be affected and shall be given full force and effect.

13.       Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of any such term, covenant or condition, nor shall such failure at any one time or more times be deemed a waiver or relinquishment of any other time or times of any right under the terms, covenants, or conditions of this Agreement.

14.       This Agreement may not be used as evidence in any subsequent proceeding of any kind (without the other parties’ written consent), except in a proceeding that either party institutes alleging a breach of this Agreement or as required by law.

15.       The provisions concerning your release of claims, confidentiality, non-disparagement and your non-compete obligations are expressly acknowledged by you to constitute material consideration for Anixter’s obligations under this Agreement, and any breach of these provisions constitutes a material breach of the entire agreement. If it is proved in a court of law that you breached the Agreement, you agree to forfeit all payments and benefits due to you under this Agreement.

16.       Without limiting your obligations set forth in Section 3(e) hereof, in the event that Anixter is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Termination Date or Anixter reasonably requires your services as they relate to pending matters or the transition of your duties, you agree that, upon written request, you will provide reasonable cooperation to Anixter, including but not limited to participation in interviews with Anixter’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding. You agree that you shall be commercially reasonable in providing such cooperation, taking into account your other obligations and the position you may have with another employer at the time such cooperation is required. You shall take such further action and execute documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this provision. Anixter agrees to reimburse you for your reasonable expenses in participating in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including any reasonable, pre-approved attorney fees you incur in hiring independent counsel provided that you submit acceptable documentation of all such expenses.

17.       For a period commencing on the Effective Date of this Agreement and ending 24 months following the Effective Date of this Agreement, you will refrain from owning, or investing or acquiring an interest in, (other than the ownership of publicly traded equity securities), operating, managing, contracting with, being employed by, or otherwise engaging in any employment or business activity with the following Anixter competitors and suppliers: Wesco International (including its Communications Supply Division), Graybar, Rexel, Commscope, Belden, General Cable, and Corning, and their respective parents, subsidiaries and affiliates.

18.       This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by the laws of the State of Illinois.

19.       This Agreement constitutes the entire agreement between the parties and a complete understanding between you and Anixter regarding your employment at and your termination from Anixter. There are no representations, warranties, or commitments, except as specifically set forth herein, provided, however, this Agreement shall not nullify any obligations owed by you to Anixter pursuant to any other signed agreement by you with Anixter, or any applicable Anixter policy or practice. In addition, if you exercise any of your options to purchase shares of common stock of Anixter International, Inc., Anixter agrees not to enforce the non-competition agreement set forth in your stock option grants to the extent it is broader in scope than the restrictions set forth in Section 17 hereof. This Agreement shall not nullify or otherwise release any protections afforded or obligations owed to you under the terms of Anixter’s corporate bylaws, the Indemnification Agreement of October 9, 2009 to which you are a party, and/or any insurance policies maintained by Anixter, including but not limited to director & officer liability insurance and fiduciary liability. This Agreement may be amended only by an instrument in writing duly executed by you and Anixter and no other promises or agreements, either express or implied, shall be binding unless signed in writing by you and Anixter.

20.       This Agreement may be executed by facsimile or other electronically transmitted signatures and such signatures shall be deemed to bind each party as if they were original signatures.

PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING. THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ John A. Dul	March 22, 2012
John A. Dul	Date

ANIXTER INC.

By:	/s/ Ted A. Dosch	March 26, 2012
Theodore A. Dosch		Date

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